Exhibit 8(ix)(b)

November 12, 1999

Cova Financial Life Insurance Company

One Tower Lane – Suite 3000

Oakland Terrance, IL 60181

Putnam Variable Trust

Dear Sirs:

We refer to the Participation Agreement (the “Agreement”), dated as of December 12, 1997, among Putnam Variable Trust (“PVT”), Putnam Mutual Funds Corp. (“PMF”) and Cova Financial Life Insurance Company (“Cova”). PVT, PMF and Cova hereby agree to replace Schedule A to the Agreement with the attached Schedule A.

Very truly yours,

PUTNAM VARIABLE TRUST		PUTNAM MUTUAL FUNDS CORP.

By:	/s/ John R. Verani	By:	/s/ Eric S. Levy
Name:	John R. Verani	Name:	Eric S. Levy
Title:	Vice President	Title:	Senior Vice President

Agreed and accepted as of the date hereof

COVA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Norma J. Naselli
Name:	Norma J. Naselli
Title:	Assistant Vice President

Schedule A

Cova Variable Annuity Account Five

Cova Variable Life Account Five